Exhibit 10.1

SHUTTERSTOCK, INC.
Empire State Building
350 Fifth Avenue, 20th Floor
New York, NY 10118

Paul J. Hennessy
35 Oxford Drive
Suffern, NY 10901

June 28, 2024

Re:	AMENDMENT TO EMPLOYMENT AGREEMENT

Dear Paul:

This Amendment (the “Amendment”) to the Employment Agreement dated May 8, 2022 between you and Shutterstock, Inc. (the “Employment Agreement”) is entered into effective as of June 28, 2024 by and between you (referred to hereinafter as the “Executive” or “you”) and Shutterstock, Inc., a Delaware corporation (the “Company”).

Capitalized terms utilized but not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

Whereas, Company will issue additional equity grants to Executive on July 1, 2024 in a total amount of USD $8,500,000.00 (comprised of: USD $2,125,000.00 in RSUs and USD $6,375,000.00 in PSUs) (the “Additional Equity Grants”);

Now, therefore, in consideration of the Additional Equity Grants and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company hereby agree that the Employment Agreement shall be amended as hereafter provided:

1.	Section 7(a) is amended and restated to read as follows:

“Termination without Cause not in Connection with a Change in Control, prior to July 1, 2026. If, prior to July 1, 2026, the Company terminates Executive’s employment with the Company for a reason other than for Cause, Executive becoming Disabled or Executive’s death at any time other than during the twelve (12)-month period immediately following a Change in Control, then, subject to Section 8, Executive will receive the following severance benefits from the Company:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. Commencing on the sixtieth day after the date of the Executive’s termination of employment, the Company shall continue to pay the Executive the Executive’s Base Salary, at the rate in effect immediately prior to such termination of employment, for the Severance Period, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures; provided, however, that any such salary otherwise payable during the 60-day period immediately following the date of such termination of employment shall be paid to the Executive sixty days following such termination of employment.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(iv) Equity. (A) One hundred percent (100%) of Executive’s unvested and outstanding RSU Awards shall immediately vest and become exercisable as of the date of Executive’s termination and (B) pro-rated PSU award based upon the date of termination which remain subject to the performance criteria thereunder and shall vest if such criteria is met. For the avoidance of doubt, the terms of subclause (A) shall apply in the event that Company terminates Executive prior to the Effective Start Date but after the execution of this Agreement.

(v) Pro-Rated Bonus Payment. Executive will receive a pro-rated annual bonus for the fiscal year in which Executive terminates employment equal to (x) the annual bonus that Executive would have received based on actual performance for such fiscal year if Executive had remained in the employ of the Company for the entire fiscal year, if any, multiplied by (y) a fraction, the numerator of which is the number of days Executive was in the employ of the Company during the fiscal year including the Termination Date and the denominator of which is 365 (the “Pro-Rated Bonus”). The Pro-Rated Bonus, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Executive terminated employment, but no later than March 15th of the calendar year following the calendar year in which Executive terminated employment.”

2.	Section 7(b) is amended and restated to read as follows:

“Termination without Cause or Resignation for Good Reason in Connection with a Change in Control, prior to July 1, 2026. If at the same time of, or during a period of up to twelve (12) months immediately following a Change in Control and in all cases prior to July 1, 2026, (x) the Company terminates Executive’s employment with the Company for a reason other than for Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns for Good Reason, then, subject to Section 8, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 7(a) above:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. Executive will receive a lump sum severance payment equal to eighteen (18) months’ of Executive’s Base Salary, at the rate in effect immediately prior to such termination of employment, less all required tax withholdings and other applicable deductions, which will be paid sixty days following such termination of employment.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of twelve (12) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(iv) Equity. Unless otherwise set forth in a PSU Award Agreement, all of Executive’s unvested and outstanding equity awards shall immediately vest and become exercisable as of the date of Executive’s termination.

(v) Target Bonus Payment. Executive will receive a lump sum severance payment equal to one hundred percent (100%) of Executive’s full target bonus amount for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which the Change in Control occurs), less all required tax withholdings and other applicable deductions.”

3.	The following new section, Section 7(c) is inserted immediately following the last subsection of Section 7(b) and reads as follows:

“Termination without Cause on or after July 1, 2026, whether or not in Connection with a Change in Control. If, on or after July 1, 2026, the Company terminates Executive’s employment with the Company for a reason other than for Cause, Executive becoming Disabled or Executive’s death, whether or not such termination occurs during the twelve (12)-month period immediately following a Change in Control, then, subject to Section 8, Executive will receive only the following severance benefits from the Company:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Pro-Rated Bonus Payment. Executive will receive a Pro-Rated Bonus for the fiscal year in which Executive terminates employment. The Pro-Rated Bonus, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Executive terminated employment, but no later than March 15th of the calendar year following the calendar year in which Executive terminated employment.

Executive further agrees that Executive shall not be eligible for any benefits under the Shutterstock Inc. Severance Plan and that such benefits shall not be deemed Accrued Benefits as defined in the Employment Agreement.

4.	Section 9(e) is amended and restated to read as follows:

Good Reason. “Good Reason” means the occurrence, without Executive’s consent, of one or more of the following:

(i) A material reduction in Executive’s duties, authorities or responsibilities, relative to Executive’s duties, authorities or responsibilities in effect immediately prior to such reduction; provided, however, that not being named the Chief Executive Officer of the acquiring corporation following a Change in Control of the Company will not constitute Good Reason;

(ii) A material reduction in Executive’s base compensation (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base compensation; or

(iii) A material breach by the Company of a material provision of this Agreement;

in each case, only if Executive provides notice to the Company of the existence of the applicable condition described in Section 9(e), specifically identifying the acts or omissions, within thirty (30) days of the Executive’s knowledge of the initial existence of the condition, the Company fails to remedy the condition within thirty (30) days thereafter, and within the (30) day period immediately following such failure to remedy, you elect to terminate your Employment.

For avoidance of doubt, in the event that the Company hires a transitional CEO in 2026, such occurrence shall not constitute Good Reason.

Except as amended hereby, the Employment Agreement shall remain in full force and effect, and the valid and binding obligation of the parties thereto. Nothing herein shall be interpreted to alter the at-will nature of Executive’s employment.

IN WITNESS WHEREOF, the parties hereto, have caused this Amendment to Executive Employment Agreement to be duly executed and delivered as of the date written above.

SHUTTERSTOCK, INC.

By:	/s/ Sara Birmingham

Name:	Sara Birmingham

Title:	Chief Human Resource Officer

EXECUTIVE

/s/ Paul Hennessy
Paul Hennessy